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                                                                 EXHIIBT 10.2(b)

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

      This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of May 1, 2006 ("First Amendment"), is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the "Company"), and DAVID ZANT ("Employee").

                                   W I T N E S S E T H:

      WHEREAS, the Company and Employee entered into an Agreement dated as of December 13, 2004 ("Agreement") with respect to the employment of Employee as the Vice Chairman and Chief Merchandising Officer of the Company;

      WHEREAS, the Agreement terminates on January 31, 2008, unless sooner terminated by the Company or the Employee; and

      WHEREAS, the Human Resources and Compensation Committee ("HRCC") of the Company's Board of Directors have approved certain modifications to the Agreement.

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

      1. Position and Responsibilities. Amendment of Section 1(a) of the Agreement. Section 1(a) of the Agreement is deleted and the following is substituted in lieu thereof:

      "The Company and the Employee agree that Employee shall be transferred to the position of the Company's Vice Chairman, Private Brand and Planning & Allocation. Employee shall have the responsibilities for the Company's Private Brand, Planning and Allocation, Internet Promotion and Sales matters and shall report to the President and Chief Executive Officer or such other direct report as the President and Chief Executive Officer may designate."

      2. Place of Performance. Amendment of Section 3 of the Agreement. Section 3 of the Agreement is deleted and the following is substituted in lieu thereof:

      "Place of Performance. Employee's shall be based at the regular executive offices of the Company in Milwaukee, Wisconsin, except for travel required for Company business. Employee's cost of relocation to Milwaukee, Wisconsin shall be fully reimbursed in accordance with the Company's relocation policy. In the event of a relocation of the Company's executive offices in the future requiring Employee to relocate his residence, Employee shall relocate subject to reimbursement for relocation expenses on the same basis and to the same extent as other similarly situated Company executives."

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      3. Compensation. Amendment of Section 4(c) of the Agreement. Section 4(c)
of the Agreement is deleted and the following is substituted in lieu thereof:

      "Annual Bonus. Employee will participate in The Bon-Ton Stores, Inc. Cash Bonus Plan ("Cash Bonus Plan") in accordance with its terms and conditions as it may be amended in accordance with its provisions or such other annual bonus plan as may be established by the Company. For each of the fiscal years of the Company during the Term, Employee shall be eligible to earn a bonus, with the following parameters: a threshold bonus of 56.25% of Employee's Base Salary; a target bonus of 75% of Employee's Base Salary; and a maximum bonus of 112.5% of Employee's Base Salary. If earned, one bonus will be paid depending on the level of achievement with respect to performance measures determined for each of the Company's fiscal years by the Human Resources and Compensation Committee ("HRCC"). The HRCC shall retain discretion with respect to this bonus as is provided under the terms of the Cash Bonus Plan. To the extent reasonably practicable, the annual bonus shall be computed within 90 days following the close of the Company's fiscal year and paid within 30 days of its computation. Employee must be employed on the last day of the Company's fiscal year to receive a bonus, except as otherwise provided in Paragraph 7(a)(iii) of this First Amendment with respect to a Discharge Without Cause, Resignation for Good Reason or Resignation Without Good Reason as those terms are defined below."

      4. Other Benefits. Amendment of Section 7 of the Agreement.

            (a) Section 7 of the Agreement is amended to set forth the following agreement between the Company and Employee: Employee shall be entitled to payment of his reasonable attorneys fees incurred in connection with this First Amendment up to a maximum of $3,000.

            (b) In all other respects, Section 7 of the Agreement shall remain in effect.

      5. Termination of Employment. Amendment of Section 9(c) of the Agreement.

            (a) Resignation for Good Reason. Section 9(c) of the Agreement is amended to set forth the following agreement between the Company and Employee:
For purposes of the Agreement, "Good Reason" shall mean any of the following violations of the Agreement by the Company: causing Employee, without Employee's consent, to cease to have duties and responsibilities commensurate with those of Vice Chairman, Private Brand and Planning & Allocation; any reduction in the Employee's base salary; any reduction in the Employee's potential bonus eligibility amounts; any required relocation from the Milwaukee, Wisconsin area; and any substantial breach of any material provision of this Agreement.

            (b) In all other respects, Section 9(c) of the Agreement shall remain in effect.

      6. Termination of Employment. Amendment of Section 9(e) of the Agreement.
Section 9(e) of the Agreement is deleted and the following is substituted in lieu thereof:

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      "Discharge for Cause. The Company may discharge Employee at any time for
      "Cause," which shall be limited to: Employee's material and serious breach or neglect of Employee's responsibilities; willful violation or disregard of standards of conduct established by law; willful violation or disregard of standards of conduct established by Company policy as may from time to time be communicated to Employee; fraud, willful misconduct, misappropriation of funds or other dishonesty; conviction of a crime of moral turpitude; any misrepresentation made in this Agreement; or any material breach by Employee of any provision of this Agreement (including, without limitation, acceptance of employment with another company or performing work or providing advice to another company, as an employee, consultant or in any other similar capacity while still an employee of the Company)."

      7. Payments Upon Termination. Amendment of Section 10(a) of the Agreement.
Section 10(a) of the Agreement is deleted and the following is substituted in lieu thereof:

            "(a) Discharge Without Cause, Resignation for Good Reason or Resignation Without Good Reason. If Employee is discharged without Cause, resigns for Good Reason or resigns without Good Reason, other than following a Change in Control, Employee shall receive:

                  (i) his then current rate of base salary, less taxes and normal deductions, for a period of twelve (12) months, payable in equal installments in accordance with the Company's regular payroll practices. To the extent Employee resigns without Good Reason, any severance payments shall be offset by the annual base salary received by Employee during the period covered by the severance payment from any subsequent employment;

                  (ii) continuation of the Company's contribution towards his Company group medical benefits for up to twelve (12) months or until Employee becomes eligible for comparable benefits at a new employer;

                  (iii) after having completed at least three (3) months of employment in the Company's fiscal year, a pro-rata bonus for that year (based on the number of days employed in the fiscal year) based on the Company's full year performance in accordance with Section 4(c) of the Agreement, as amended by this First Amendment. The bonus, if any, will be paid as soon as practicable after the end of the fiscal year in which the termination occurs.

The Employee's right to any payments or benefits provided under Section 10(a) of the Agreement, as amended by this First Amendment, shall be contingent upon (i) execution by the Employee at or about the time of termination of his employment of a general release of claims (including without limitation contractual, common law and statutory claims) in a form satisfactory to the Company in favor of the Company and its officers, directors, executives and agents substantially; and
(ii) compliance by the Employee with all of the terms of this Agreement, as amended by this First Amendment, including without limitation paragraphs 11 and 12 of the Agreement, as amended by this First Amendment."

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      8. Non-Competition and Confidentiality. Amendment of Section 12(a)(ii) of
the Agreement.

            (a) Section 12(a)(ii) of the Agreement is amended to set forth the following agreement between the Company and Employee as follows: The phrase "After the cessation of his employment" is deleted.

            (b) In all other respects, Section 12(a)(ii) of the Agreement shall remain in effect.

      9. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

      10. Controlling Law. This First Amendment and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

      11. Execution in Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This First Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

      12. Effect of Amendment. Except as may be affected by this First Amendment, all of the provisions of the Agreement, as amended hereby, shall continue in full force and effect. The provisions of this First Amendment shall not constitute a waiver or modification of any terms or conditions of the Agreement other than as expressly set forth herein.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this First Amendment.

THE BON-TON STORES, INC.

   /s/ Byron Bergren                                        8/11/06
-----------------------------                               --------------------
By: Byron Bergren                                           Date
    Chief Executive Officer

EMPLOYEE

  /s/ David  Zant                                           8-10-06
-----------------------------                               --------------------
By: David  Zant                                             Date

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